Exhibit 10.1

115 BROADWAY, 5th FLOOR

NEW YORK, NY 10006

(732) 675-9503

April 26, 2026

Via email: jdidonato@hcg.com

John DiDonato

Chief Restructuring Officer

FAT Brands Inc.

c/o Huron Consulting Group Inc.

1166 Avenue of the Americas, Suite 300

New York, NY 10036

Dear John:

It is a privilege to welcome FAT Brands Inc. and certain related affiliates (collectively, the “Debtors” or the “Client”) as a client of Uzzi & Lall, a division of CBMN Advisors LLC (the “Firm,” “we” or “us”). The purpose of this letter is to confirm the terms and conditions of the Firm’s engagement (the “Engagement”) by the Client to act on the Client’s behalf in connection with the services set forth below (the “Matter”). This letter contains the entire agreement between the Firm and the Client and supersedes any prior agreements between the Client and the Firm.

Services. The Firm shall make available Keshav Lall to serve as the Debtors’ interim Chief Executive Officer. Without limitation, Mr. Lall’s duties as Chief Executive Officer shall include:

(a) advice regarding the sale process;

(b) advice regarding the implementation of Whistleblower Policy and continued compliance with Governance Settlement;

(c) advising on chapter 11 plan negotiations, including a UCC settlement and litigation trust issues;

(d) advising and evaluating potential administrative claims, including continued management of restructuring professional spend and compliance with DIP Budget; and

(e) coordinating with the CROs in their overseeing and managing the day-to-day operations of the Client’s business.

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In the event that additional services of the firm are required, such services will be subject to a further agreement mutually acceptable to the parties.

CRO. The Firm acknowledges that the Debtors have appointed John C. DiDonato as Chief Restructuring Officer and Abhimanyu Gupta as Deputy Chief Restructuring Officer (the “CROs”). The Firm recognizes that the CROs operate independently and may exercise their own judgment and make decisions within the scope of their mandates, for which the Firm shall bear no responsibility or liability. Notwithstanding the foregoing, the Firm shall, where reasonably practicable, cooperate with the CROs and coordinate its activities with them with a view to facilitating an efficient and collaborative restructuring process. For the avoidance of doubt, nothing in this letter shall be construed as imposing any obligation on the Firm to act under the direction of, or in a manner consistent with the CROs’ decisions where the Firm reasonably determines that to do so would conflict with its own professional judgment or its obligations hereunder.

Cooperation. The Client understands and agrees that (A) for the Firm to represent the Client effectively, it will be necessary for the CROs to: (1) participate in meetings, preparation sessions, conference calls, and other activities in connection with the representation; and (2) provide complete and accurate information to the Firm on a timely basis; and (B) any services provided by the Firm will be limited by and subject to the CROs’ cooperation with the foregoing.

Fees and Expenses. The Firm shall charge $100,000 per month for Mr. Lall’s services. Such fees shall be pro rated for the first month of services and then shall be due and owing on the first day of each month that services are performed.

Certain out-of-pocket expenses, such as travel, third-party messenger services, computer database searches, and other reasonable and documented out-of-pocket expenses incurred by the Firm for the Client’s benefit are billed separately from time charges, based on actual use and at the Firm’s cost.

Testimony and Testimony Preparation. In the event that any Firm personnel are required to provide testimony (whether by deposition, at trial, at a hearing, or otherwise) or to engage in preparation for such testimony, the Firm shall, in addition to its standard monthly fee, be entitled to a daily supplement of $5,000 per individual for each day on which such personnel spend in excess of four (4) hours on testimony or testimony preparation activities (the “Testimony Supplement”). For the avoidance of doubt, the Testimony Supplement shall apply regardless of whether testimony is ultimately given.

Billing. The Firm will bill the Client monthly. Billing for ancillary services may lag because of delays in the receipt of third-party bills and the posting of accounts. Payments made by wire transfer shall be made to the account set forth in our invoice.

Relationship of the Parties. The parties intend that an independent contractor relationship will be created by the agreement. As an independent contractor, the Firm will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Employees and agents of the Firm will not be entitled to receive from the Client any vacation pay, sick leave, retirement, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits or any other employee benefits. The Firm will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.

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Certain Firm personnel providing services hereunder in connection with the Matter may do so as agents under consulting and contract arrangements with the Firm (each, a “Firm Consultant”). Accordingly, such personnel may provide services directly or indirectly to entities unrelated to the Firm, including through separate consulting and/or direct employment arrangement relationships with such other unrelated entities. Any Confidential Information (as defined below) provided to a Firm Consultant in connection with the Matter is provided to such Firm Consultant solely in their capacity as a Firm Consultant, will be treated as Confidential Information hereunder and, except as otherwise expressly permitted hereunder, will not be shared or disclosed to any party unrelated to the Firm. For the avoidance of doubt, the Client shall only be liable to the Firm for the amounts described in the “Fees and Expenses” and “Testimony and Testimony Preparations” sections of this agreement unless otherwise agreed to by the Client in writing.

In his capacity as the CEO, Mr. Lall shall report to the Special Committee of the Client, established by the Unanimous Written Consent dated January 26, 2026.

The Firm is not an accounting firm and does not give accounting advice or guidance. While the Firm’s work may involve analysis of accounting, business and other related records, this Engagement does not constitute an audit in accordance with either generally accepted auditing standards or the standards of the Public Company Accounting Oversight Board or any other similar governing body.

The Firm is not an investment bank or law firm. No services provided under this agreement are intended to be, nor should be construed to be, investment and/or legal advice and/or investment banking and/or legal services.

Confidentiality. Each party shall use reasonable efforts, but in no event less effort than it would use to protect its own confidential information, to keep confidential all non-public confidential or proprietary information obtained from the other party during the performance of the Firm’s services hereunder (the “Confidential Information”), and neither party will disclose any Confidential Information to any other person or entity. “Confidential Information” includes the terms of this agreement, non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of either party, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants. The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, the Firm from making such disclosures of Confidential Information that the Firm reasonably believes are required by law or any regulatory requirement or authority to clear the Client conflicts. The Firm may also disclose Confidential Information to its partners, directors, officers, employees, independent contractors and agents who have a need to know the Confidential Information as it relates to the services being provided under this agreement, provided the Firm is responsible for any breach of these confidentiality obligations by any such parties. The Firm may make reasonable disclosures of Confidential Information to third parties, such as the Client’s suppliers and/or vendors, in connection with the performance of the Firm’s obligations and assignments hereunder, provided the Firm reasonably believes that such third party is bound by confidentiality obligations. In addition, the Firm will have the right to disclose to any person that it provided services to the Client or its affiliates and a general description of such services, but shall not provide any other information about its involvement with the Client. The obligations of the parties under this section “Confidentiality” shall survive the end of any engagement between the parties for a period of one (1) year. The parties acknowledge and agree that (i) all information (written or oral), including advice and work product generated by the Firm in connection with this Engagement is intended solely for the benefit and use of the Client in connection with this agreement, and (ii) no such information shall be used for any other purpose or disseminated to any third parties, or, quoted or referred to with or without attribution to the Firm at any time in any manner or for any purpose without the Firm’s prior approval (not to be unreasonably withheld or delayed), except as required by law. The Client may not rely on any draft or interim work product.

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Limitation of Liability. The Firm and its affiliates and its and their partners, directors, officers, employees and agents (collectively, the “Firm Parties”) shall not be liable to the Client, or any party asserting claims on behalf of the Client, except for direct damages found in a final determination to be the direct result of the gross negligence, bad faith, fraud, self-dealing or intentional misconduct of Firm Parties. The Firm Parties shall not be liable for incidental, consequential or special damages, lost profits, lost data, reputational damages, punitive damages or any other similar damages under any circumstances, even if they have been advised of the possibility of such damages. The Firm Parties’ aggregate liability, whether in tort, contract, or otherwise, is limited to the amount of fees paid to the firm for services under this agreement (or if the claim arises from an addendum to this agreement, under the applicable addendum) (the “Liability Cap”). The Liability Cap is the total limit of the Firm Parties’ aggregate liability for any and all claims or demands by anyone pursuant to this agreement, including liability to the Client, to any other parties hereto, and to any others making claims relating to the work performed by the Firm pursuant to this agreement. Any such claimants shall allocate any amounts payable by the Firm Parties among themselves as appropriate, but if they cannot agree on the allocation it will not affect the enforceability of the Liability Cap. Under no circumstances shall the aggregate of all such allocations or other claims against the Firm Parties pursuant to this agreement exceed the Liability Cap. The Firm is not responsible for any third-party products or services separately procured by the Client. The Client’s sole and exclusive rights and remedies with respect to any such third-party products or services are against the third-party vendor and not against the Firm, whether or not the Firm is instrumental in procuring such third-party product or service. The provisions of this section “Limitation of Liability” shall survive termination. The Liability Cap shall not apply to the indemnification obligations set forth herein.

Indemnification and Other Matters. The Client shall indemnify, hold harmless and defend Firm Parties from and against all claims, liabilities, losses, expenses and damages arising out of or in connection with this Engagement, except for any claim arising out of the Firm’s or the Firm Parties’ gross negligence, willful misconduct, or fraud. The Client shall pay damages and expenses as incurred, including reasonable legal fees and disbursements of counsel. If, in the opinion of counsel, representing both parties in the matter covered by this indemnification creates a potential conflict of interest, the Firm Parties may engage separate counsel to represent them at the Client’s expense. In addition to the above indemnification, Firm employees serving as managers, directors or officers of the Client or its affiliates will receive the benefit of the most favorable indemnification provisions provided by the Client to its directors, officers and any equivalently placed employees, whether under the Client’s charter or by-laws, organic documents, by contract or otherwise. The Client shall specifically include and cover Keshav Lall as CEO of the Client with direct coverage under the Client’s policies for liability insurance covering its directors and officers (“D&O insurance”). Prior to the Firm accepting any officer position, the Client shall, at the request of the Firm, provide the Firm a copy of its current D&O insurance policies and/or binders is policies are not yet available, a certificate(s) of insurance evidencing the policies are in full force and effect, and a copy of the signed board resolutions and any other documents as the Firm may reasonably request evidencing the appointment and coverage of the indemnitees. The Client will maintain such D&O insurance coverage for the period through which claims can be made against such persons; provided that any prepaid runoff or ‘tail’ coverage shall satisfy the Client’s obligations hereunder to the extent applicable. The Client’s indemnification obligations in this section shall be primary to, and without allocation against, any similar indemnification obligations that the Firm may offer to its personnel generally, and the Client’s D&O insurance coverage for the indemnitees shall be specifically primary to any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by the Firm or otherwise), in accordance with the terms of the applicable D&O insurance policies. The provision of this section “Indemnification and other matters” shall survive termination.

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Termination of Representation. The Client may terminate this representation at any time, subject to the payment of any final billings. The Firm may withdraw from this representation for good cause, on not less than 14 days’ written notice, without the Client’s consent. Good cause includes but is not limited to: (1) the Client’s failure to cooperate with the Firm, as provided above; (2) the failure to pay any bill issued by the Firm when due, as provided above; and (3) any fact or circumstance that would render our continuing representation unlawful or unethical. Any termination of our representation would be subject to such approval as may be required from any tribunal in which we are appearing on the Client’s behalf. Upon termination, we will have no duty to take any further action in connection with the Matter.

Our representation of the Client will conclude when we have completed our services as described in this letter.

Related Proceedings or Activities. If at any time we are asked to testify (by deposition or otherwise) or respond to a subpoena or other discovery request as a result of our representation of the Client, or if we must defend the confidentiality of communications in any proceeding, the Client agrees to pay us for any resulting costs, including for our time, calculated at the hourly rate at the time for the particular individuals involved, even if our representation of the Client has ended.

Governing Law. This agreement shall be governed by the internal laws of the State of New York, without regard to choice of law principles. Any action brought in connection with this agreement (including all such claims, causes of action or other matters) shall be brought in the United States Bankruptcy Court in which the Client has filed for relief pursuant to chapter 11 of title 11 of the United States Code, and the parties hereby irrevocably consent to the jurisdiction of such bankruptcy court and waive any objections as to venue or inconvenient forum. Each party consents to the exclusive jurisdiction of the presiding bankruptcy court in such proceeding and, to the extent the mandatory provisions of chapter 11 of title 11 of the United States Code apply, then such provisions shall apply notwithstanding anything to the contrary set forth herein (and the Parties agree not to commence any action relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to the parties’ addresses set forth on the signature page hereto shall be effective service of process for any action brought against the Parties in any such court).

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Construction. This agreement shall be construed according to its terms and not in favor of, or against, any party as the drafter. This letter agreement supersedes any prior agreements or understandings, whether written or oral. The parties acknowledge that they are not relying on any statement, representation, assertion or thing not expressly stated in this letter agreement. This letter agreement may not be modified except by a further written agreement signed by all parties.

If the foregoing accurately reflects our agreement, please confirm that by signing below and returning a copy of this letter to me. By signing below, the Client agrees that this agreement has been duly executed by the Client or an authorized representative with authority to bind the Client to the terms of this agreement.

We look forward to working with you.

Yours sincerely,

UZZI & LALL

By:	/s/ Keshav Lall
Keshav Lall

Accepted and Agreed:

/s/ John DiDonato
FAT Brands Inc.
Name:	John DiDonato
Title:	Chief Restructuring Officer

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